Contacts:

Kerry Charlet                 David Oliver                Bill Prater
Chief Financial Officer       Corporate Communications    Investor Relations
FloridaFirst Bancorp, Inc.    SouthTrust Corporation      SouthTrust Corporation
(863) 688-6811                (205) 254-5523              (205) 254-5187

FOR IMMEDIATE RELEASE

                FloridaFirst Bancorp, Inc. Announces Shareholder
                 Approval of Merger with SouthTrust Corporation
                         and End of Cash Election Period

LAKELAND, FLA. (May 10, 2004) - FloridaFirst Bancorp, Inc. (Nasdaq: FFBK) announced today that its shareholders voted Friday to approve the merger of FloridaFirst and SouthTrust (Nasdaq:SOTR).

With a quorum present for the shareholder vote, 98.3 percent of the votes cast at the meeting, representing a majority of the shares outstanding, were in favor of the transaction. SouthTrust and FloridaFirst have received all regulatory approvals necessary to proceed with the merger. The parties expect to close the transaction on May 14, 2004.

FloridaFirst and SouthTrust also announced that the period during which FloridaFirst shareholders may elect to receive cash or shares of SouthTrust common stock in exchange for their shares of FloridaFirst common stock ended at 5 p.m. EDT Friday. FloridaFirst shareholders who did not make an election by the deadline will receive SouthTrust common stock.

The merger agreement provides that not more than 49 percent of the total consideration in the merger may be paid in cash. After the election deadline, SouthTrust will determine whether cash elections received by the deadline exceeded the limit. If the cash election limit is exceeded, excess cash elections will be proportionally re-allocated into shares of SouthTrust common stock. The company will notify shareholders of the outcome of this election.

The pricing period for determining the number of shares of SouthTrust common stock to be received in exchange for each share of FloridaFirst common stock ended Thursday, May 6. The exchange ratio will be determined at the closing of the transaction based on the total number of shares issued and outstanding at that time.

"We are pleased to have passed this milestone in the merger with SouthTrust," said Gregory C. Wilkes, chief executive officer of FloridaFirst.

"We continue to be excited about FloridaFirst and its customers becoming a part of the SouthTrust family," said Wallace D. Malone, chairman and CEO of

SouthTrust  Corp.

"SouthTrust will provide our new customers with first-rate products and superior service. And, SouthTrust has a long history of providing outstanding results for our shareholders."

FloridaFirst operates 19 branches in Central Florida - ten in Lakeland, two in Winter Haven, four in Bradenton and one each in Sebring, Avon Park and Wildwood. The bank reported assets of $821 million as of December 31, 2003.

SouthTrust currently has 251 financial centers and 304 ATMs throughout Florida. In the Central Florida area near the FloridaFirst branches, SouthTrust has offices in Orlando, Tampa/St. Petersburg, Bradenton and Lakeland.

SouthTrust Corporation (Nasdaq: SOTR) is a $52.7 billion regional bank holding company with headquarters in Birmingham, Ala. SouthTrust operates 712 banking and loan offices and 894 ATMs in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. The company offers a complete line of banking and other related financial services to commercial and retail customers. SouthTrust is a Forbes Platinum 400 company. The company is listed on the S&P 500 index and the Keefe, Bruyette & Woods BKX Index. The company's web site is www.southtrust.com.


CAUTIONARY STATEMENT REGARDING FORWARD - LOOKING STATEMENTS

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. SouthTrust and FloridaFirst wish to caution readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in regional and national economic and business conditions; changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors; possible changes in monetary and fiscal policies, laws and regulations; and the effects or other risks and factors identified in the companies' filings with the Securities and Exchange Commission. The parties do not undertake, and specifically disclaim, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.



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